EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Ronald Anderson, President
and Chief Executive Officer
Phone: (610) 644-9400

MALVERN FEDERAL BANCORP, INC. ANNOUNCES APPROVAL
OF PLAN OF CONVERSION AND REORGANIZATION;
CONVERSION EXPECTED TO CLOSE OCTOBER 11, 2012

Paoli, Pennsylvania – October 10, 2012 – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ Global Market: MLVF), the holding company for Malvern Federal Savings Bank (the “Bank”), announced today that the Plan of Conversion and Reorganization, providing for the “second-step” conversion of Malvern Federal Mutual Holding Company, the Company’s mutual holding company parent, was approved by the shareholders of the Company and the members of the mutual holding company at separate meetings held on October 2, 2012.  The conversion and offering are expected to be completed on or about October 11, 2012.  The closing of the transaction is subject to the satisfaction of final regulatory approval and customary closing conditions.

As a result of the conversion and offering, Malvern Federal Mutual Holding Company and the Company will cease to exist and Malvern Bancorp, Inc. (“Malvern Bancorp—New”), the new Pennsylvania corporation formed to facilitate the conversion, will become the parent holding company of the Bank and will be wholly owned by public shareholders.

A total of 3,636,875 shares of common stock of Malvern Bancorp-New is expected to be sold in the subscription offering at $10.00 per share for gross proceeds of $36.4 million.  Concurrent with the completion of the offering, the outstanding shares of the Company common stock (except for the shares owned by the mutual holding company, which will be cancelled) will be exchanged for shares of Malvern Bancorp—New common stock.  As a result, each existing share of Company common stock is expected to be converted into the right to receive 1.0748 shares of Malvern Bancorp—New common stock.  The exchange ratio ensures that, after the conversion and offering, the public shareholders will maintain approximately the same ownership interest in Malvern Bancorp—New as they owned in the Company.  Cash will be issued in lieu of fractional shares based on the offering price of $10.00.  Upon completion of the conversion, the total shares outstanding after the stock offering and the exchange is expected to be approximately 6,558,762 shares.

The offering was oversubscribed for in the first priority of the subscription offering, eligible depositors of the Bank as of December 31, 2010, and orders of such subscribers will be allocated accordingly. Orders received in other priority levels and orders received in the community offering will not be filled.  Unused funds applicable to partially filled orders and unfilled orders will be returned, with interest.  Information regarding the allocation of common stock in the subscription offering may be obtained by contacting the Stock Information Center at 1-(877) 643-8196, from 10:00 a.m. to 4:00 p.m., Eastern Time.

Stifel, Nicolaus & Company, Incorporated managed the subscription and community offerings. Elias, Matz, Tiernan & Herrick L.L.P. acted as legal counsel to the Company.

The Company’s common stock will continue to trade on the Nasdaq Global Market under the trading symbol “MLVF” through October 11, 2012.  It is anticipated that, beginning on October 12, 2012, the shares of Malvern Bancorp—New common stock will trade on the Nasdaq Global Market under the trading symbol “MLVFD” for a period of 20 trading days.  Thereafter, the trading symbol will revert to “MLVF.”

Stock certificates for shares purchased in the subscription offering are expected to be mailed to subscribers on or about October 11, 2012.  Shareholders of the Company holding shares in street name or in book-entry form will receive shares of Malvern Bancorp—New directly through their accounts. Shareholders holding shares in certificated form will be mailed a letter of transmittal on or about October 15, 2012 and receive their shares of Malvern Bancorp—New common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Malvern Federal Bancorp, Inc. is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware Counties, Pennsylvania.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, delays in receiving final regulatory approvals or in satisfying other conditions to closing, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Malvern Bancorp, Inc. and Malvern Federal Savings Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission (“SEC”).  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of Malvern Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.